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                                                                   EXHIBIT 10.12


                         SOFTWARE DISTRIBUTION AGREEMENT


      THIS SOFTWARE DISTRIBUTION AGREEMENT ("Agreement") is made and entered into effective August 25, 2003 ("Effective Date") by and between On2 Technologies, Inc., a Delaware corporation having a business address at 21 Corporate Dr., Suite 103, Clifton Park, NY 12065 ("On2") and Allied Telesis K.K ("ATKK"), an entity organized under the laws of Japan, with a principal place of business at 4F TOC Building 7-22-17, Nishi-gotanda, Shinagawa-Ku Tokyo 141-8635, Japan.


In consideration of the mutual covenants and promises recited below, the parties, intending to be legally bound, agree as follows:

TERMS AND CONDITIONS

1. Definitions.

      1.1 "Development Agreement" means that Development License Agreement between ATKK and On2 dated as of May 16, 2003.

      1.2 "TI DSP" means Texas Instruments' C64xx digital signal processing chip.

      1.3 "Incorporated Technology" means any technology (including software and source code) other than the Decoder incorporated into the ATKK STB, including all Intellectual Property Rights in such technology.

      1.4 "Intellectual Property Rights" means all intellectual property rights arising under statutory or common law or any other legal system in the world, including that which is acquired or obtained under a contract with a third party, and whether or not perfected, comprising any of the following: (i) copyrights, copyright registrations, mask works and mask work registrations;
(ii) rights relating to the protection of trade secrets and confidential information; (iii) patents, patent applications, reissue patents and reissue applications, continuation and continuation in part applications, invention registrations, petty patents; (iv) trademarks, service marks, trade names, trade dress, domain names, and registrations for the foregoing, of all kinds and types; (v) any right analogous to those set forth in this definition in foreign jurisdictions; and (vi) any renewals or extensions of the foregoing (as and to the extent applicable) now existing, or hereafter filed, issued or acquired.

      1.5 "ATKK STB" means the TI DSP based set-top box being developed, integrated and manufactured by ATKK for the worldwide market.

      1.6 "Decoder" means On2's VP5 and/or VP6 decoder in binary or object form that has been ported and optimized for use solely on the TI DSP pursuant to the Development Agreement.

2. Grant of Licenses.

      2.1 Decoder Distribution License. Subject to the terms and conditions of this Agreement (including, without limitation the restrictions contained in Section 2.3 hereof and the timely payment of the Royalties), On2 grants to ATKK a limited, worldwide, non-exclusive, non-transferable, non-assignable, perpetual license to use, copy, and distribute the Decoder solely when integrated with the ATKK STB.

      2.2 Deployment Notice. ATKK shall give On2 60 day's written notice prior to commercial deployment of any ATKK STBs that contain the Decoder. During such 60-day period, ATKK will also give On2 the opportunity to test such ATKK STB.
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      2.3 End Users. ATKK agrees that all ATKK STBs containing the Decoder sold or distributed to end users shall incorporate security features with intention to prevent end users from porting, reverse engineering, reverse assembling, reverse compiling or otherwise using the Decoder for anything other than it's intended purpose.

3. Royalties.

      3.1 Royalties. In consideration of the license grants in Section 2.1, ATKK shall pay to the Japanese Designee (as defined below) a Royalty of 450 Japanese yen for each ATKK STB sold, licensed, leased or distributed that contains or uses the Decoder (each a "Royalty" and collectively the "Royalties"). ATKK shall record Royalties as they accrue and report them to On2 and On2's Japanese Designee within 10 days of the end of each calendar quarter (the "Fee Report"). Each such Fee Report shall set forth the number of ATKK STBs sold, licensed, leased or distributed for each applicable country and the amount of Royalties accrued. Within 30 days of the end of each calendar quarter, ATKK shall pay to the Japanese Designee the amount of Royalties accrued in the prior quarter. ATKK agrees to provide On2 with such other royalty information and ATKK STB distribution and sale information as On2 may reasonably request. In addition, ATKK agrees to institute such measures and policies as On2 may reasonably request to ensure adequate reporting of the applicable ATKK STBs distributed or sold. On2's "Japanese Designee" shall be an entity designated by On2 that is based in Japan or that has a Japanese office that is capable of providing Japanese language support for the VP5 SDK (as defined in the Development Agreement). On2 and ATKK agree that On2's Japanese Designee shall be Media Cruise Solutions, K.K. On2 may at any time, upon written notice to ATKK, choose to end the Japanese Designee arrangement. In such event, the Royalty per Decoder shall be US $2.00 and such Royalty shall be payable directly to On2 by ATKK on the same terms and conditions as set forth above.

      3.2 Audit Rights and Record Keeping. ATKK agrees that it shall maintain complete, clear and accurate records sufficient to establish the Royalties payable pursuant to Section 3.1. ATKK will maintain such books and records for a two-year period following the expiration or termination of this Agreement. On2 shall have the right, on five days prior written notice, to have a certified public accountant conduct an audit of ATKK's records, at On2's own expense, to verify compliance with the terms of Section 3.1 of this Agreement. If an underpayment or underreporting of fees is discovered, ATKK shall pay the amount of the underpayment or correct and pay the underreported fees; provided, however, that if any discovered discrepancy is equal to or greater than ten percent (10%) of the total amount due On2, ATKK shall pay such amount, and the cost of the audit. On2 agrees that all parts of ATKK's records On2 and/or its certified public accountant may access according to the provisions of this Subsection 3.2 shall be included in the Confidential Information defined in Subsection 5.2 hereof and be treated as such.

4. Support. Other than the support described in the Development Agreement, the Decoder comes with no technical or other support. Such support shall be available Monday-Friday during On2's normal business hours at an hourly billable rate of $250, with a minimum billing increment of 15 minutes ("Support Fees"). On2 will keep written records of the time spent giving any such support and send ATKK a monthly invoice which invoice shall be payable net 30 days.

5. Confidential Information.

      5.1 Confidentiality. Either party ("Disclosing Party") may from time to time disclose Confidential Information (as defined in Subsection 5.2) to the other ("Recipient"). During the term of this Agreement and for a period of three
(3) years thereafter, Recipient will keep in confidence and trust and will not use, disclose or disseminate, or permit any employee, agent or other person working under Recipient's direction to use, disclose, or disseminate, the existence, source content or substance of any Confidential Information to any other person except as may be required to perform its obligations under this Agreement or as may be required by law. Recipient will employ at least the same methods and degree of care, but no less than a reasonable degree of care, to prevent disclosure of the Confidential Information as Recipient employs with respect to its own confidential user data, trade secrets, and proprietary information. Recipient's employees and independent contractors will be given access to the Confidential Information only on a need-to-know basis, and only if they have received instruction with regard to their obligation to maintain the confidentiality of Confidential Information. Recipient will not copy or load any of the Confidential Information onto any computing device or store the Confidential Information electronically, except in circumstances in which Recipient has taken reasonable precautions to prevent unauthorized access. Upon request, a Recipient will promptly deliver
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to the Disclosing Party all copies of documents containing the Disclosing
Party's Confidential Information and will promptly destroy all memoranda, notes and other writings in its control containing such Confidential Information.

      5.2 Confidential Information Definition. "Confidential Information" is all nonpublic information concerning the business, technology, internal structure and strategies of the Disclosing Party that is conveyed to the Recipient orally or in tangible form and is either marked as "confidential" or is identified as confidential prior to disclosure. ATKK acknowledges that the contents of this Agreement (including, without limitations the pricing terms contained herein), Software, related documentation, listings, flow charts, data, bench mark tests, specifications, underlying ideas, algorithms, concepts, procedures, processes, principles, know-how, methods of operation, designs, programming techniques (including all underlying Intellectual Property Rights), input data formats and structures, trade secrets, and other proprietary information provided by On2 to ATKK are Confidential Information. On2 acknowledges that Incorporated Technology, concepts, procedures, processes, principles, know-how, methods of operation, designs, programming techniques provided by ATKK to On2 are Confidential Information. Confidential Information will not include the fact that this Agreement exists. If any Confidential Information is required to be disclosed by operation of law (including any Confidential Information required to be disclosed as a result of On2's disclosure obligations under the U.S. securities laws or ATKK's disclosure obligation under the Japanese laws) or by an instrumentality of the government, then in such event the Recipient will promptly notify the Disclosing Party of any such request so as to allow the Disclosing Party full opportunity to seek protective orders or other relief prior to disclosure. Confidential Information will not include information (i) that at the time of disclosure was generally available to the public, through no act or failure of Recipient; (ii) that is rightfully known to Recipient at the time of receiving such information; (iii) that is furnished to Recipient by a third party without restriction on disclosure and without Recipient having actual notice or reason to know that the third party lacks authority to so furnish the information; (iv) that is independently developed by Recipient (v) the Disclosing Party consents in writing to being disclosed.

      5.3 Press Release On2 or its Japanese Designee shall not issue any press release, make any public announcement or otherwise disclose any information relating to the subject matter hereof or relationship between the parties contemplated hereunder without ATKK's prior written consent, provided, however that On2 may disclose the existence of this Agreement and/or the terms hereof to the extent that such disclosure is required by the securities law or generally accepted accounting rules. In case On2 is required to make such disclosure, On2 will provide ATKK with the prior written notice of the disclosure.

6 Warranties.

      6.1 On2 Warranties. On2 warrants that the Decoder does not infringe any Intellectual Property Rights held by any third party, and that the Decoder will substantially comply with the published specifications set forth in On2's user documentation for the Decoder.

      6.2 ATKK Warranties. ATKK warrants that (i) neither porting or optimizing the Decoder to or for any ATKK STB nor the Incorporated Technology, infringe any Intellectual Property Rights held by any third party; and (ii) that it will not use, copy or distribute the Decoder in a manner inconsistent with the terms of this Agreement.

      6.3 No Warranty. EXCEPT AS PROVIDED IN SUBSECTIONS 6.1 AND 6.2 ABOVE AND THE DEVELOPMENT AGREEMENT, THE SOFTWARE, THE DECODER (COLLECTIVELY THE "SUBJECT TECHNOLOGIES") IS PROVIDED "AS-IS" WITHOUT WARRANTY OR SUPPORT OBLIGATION OF ANY KIND AND BOTH PARTIES EXPRESSLY AGREE AND ACKNOWLEDGE THAT THE SUBJECT TECHNOLOGIES ARE BEING PROVIDED WITHOUT ANY REPRESENTATIONS, WARRANTIES SUPPORT OBLIGATIONS OR CONDITIONS WHETHER EXPRESS, IMPLIED, STATUTORY, ARISING OUT OF A COURSE OF DEALING OR USAGE OF TRADE OR OTHERWISE INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY, MERCHANTABLE QUALITY, FITNESS OR ADEQUACY FOR ANY PARTICULAR PURPOSE OR USE, QUALITY, PRODUCTIVENESS, CAPACITY, OR THAT THE OPERATION OF THE SUBJECT TECHNOLOGIES WILL BE ERROR-FREE. NO ORAL OR WRITTEN INFORMATION OR ADVICE GIVEN BY A PARTY, ITS DIRECTORS, OFFICERS, EMPLOYEES, LICENSORS, SUPPLIERS, AGENTS, OR TO ANYONE ELSE WHO HAS BEEN INVOLVED IN THE CREATION, PRODUCTION, LICENSING, SUBLICENSING, SUPPLY OR DELIVERY OF THE SUBJECT TECHNOLOGIES WILL CREATE A REPRESENTATION, CONDITION, OR WARRANTY AND NEITHER PARTY MAY NOT RELY ON SUCH INFORMATION OR ADVICE.
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7 Indemnification.

      7.1 On2's Indemnification of ATKK. On2 agrees to defend ATKK from and against liability, judgments, costs, demands and expenses (including attorneys' fees) arising out of (A) any breach by On2 of Sections 5 or 6 hereof or (B) any legal action or suit based on any claim based on any infringement of any third party intellectual property rights as a result of the use of the Decoder in accordance with the terms hereof, and On2 agrees to indemnify ATKK from any costs and/or damages arising out of such infringement claim or action or settlement thereof; provided that: (i) On2 is promptly notified in writing of such claim, and (ii) ATKK does not enter into the settlement without On2's prior written consent and ATKK reasonably cooperates with On2 in defense of such claim. Notwithstanding the foregoing, On2 shall have no liability to ATKK if the infringement results from: (a) use of the Decoder in combination with software not provided by On2 unless such infringement results directly and solely from use of the Decoder, (b) modifications to the Decoder not made by On2, or (c) use of other than the latest update to the Decoder, if such infringement would have been avoided by use of such update. The foregoing states the entire liability of On2 with respect to infringement of any patents, copyrights, trade secrets or other proprietary rights by the Decoder.

      7.2 ATKK's Indemnification of On2. ATKK agrees to defend On2 from and against any liability, judgments, costs, demands and expenses (including reasonable attorneys' fees): (A) based on any breach by ATKK of Sections 2, 5 or 6 (B) based on any use (directly or indirectly) of the ATKK STB by third parties through ATKK, or (C) based on infringement of any third party intellectual property right as a result of (a) the use by any person or entity of the Decoder which has been modified by ATKK without obtaining On2's prior written consent, or (b) a combination with software provided by ATKK without obtaining On2's prior written consent unless such infringement relates solely and directly from use of the Decoder, and ATKK agrees to indemnify On2 from any costs and/or damages awarded against On2 in any such infringement claim or action or settlement thereof; provided that: (i) ATKK is promptly notified in writing of such claim, and (ii) On2 does not enter into the settlement without ATKK's prior written consent and On2 reasonably cooperates with ATKK in defense of such claim.

8. Exclusion of Damages and Limitation of Liability. EXCEPT IN RESPECT OF A PARTY'S BREACH OF SECTION 2 (GRANT OF LICENSE), OR 5 (CONFIDENTIAL INFORMATION), NEITHER PARTY WILL IN ANY CIRCUMSTANCE BE LIABLE TO THE OTHER, OR TO ANY OTHER PERSON CLAIMING THROUGH SUCH PARTY, FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR OTHER DAMAGES OR EXPENSES OF ANY TYPE, INCLUDING, BUT NOT LIMITED TO, ANY LOSS OF PROFITS, SAVINGS, BUSINESS, DATA, REVENUE, EQUIPMENT, ANTICIPATED BENEFITS ARISING OUT OF THE USE OR INABILITY TO USE SOFTWARE OR INCORPORATED TECHNOLOGY, COSTS OF OVERHEAD OR COSTS ASSOCIATED WITH THE INABILITY TO USE THE SUBJECT TECHNOLOGIES, LOSS FROM ANY COMPLETE OR PARTIAL COMPUTER OR WORK STOPPAGE OR OTHER SIMILAR DAMAGES, WHETHER SUCH DAMAGES OR EXPENSES ARISE OUT OF CONTRACT (INCLUDING FUNDAMENTAL BREACH) OR TORT (INCLUDING NEGLIGENCE) EVEN IF ANY OF THE PARTIES HAD BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

9. Termination.

      9.1 Termination. Either party may terminate this Agreement if the other party is in material breach of this Agreement and fails to cure within fifteen
(15) days after written notice. Either party may terminate this Agreement if the other party becomes bankrupt or a receiver is appointed for a substantial part of its assets or business of the other party, or any order is made approving a petition or answer seeking reorganization of the other party under any applicable bankruptcy law.

      9.2 Events Upon Termination. Upon the termination of this Agreement by On2 on account of an uncured material breach by ATKK, without prejudice to any other rights that On2 may have, the following will occur:

      9.2.1 ATKK will immediately cease all use and distribution of the
Decoder and any On2 Confidential Information;
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      9.2.2 ATKK will immediately return to On2, or destroy, all copies of the
Decoder, On2 Confidential Information, and all documentation created under this agreement in its possession or control. Upon written request from On2, ATKK will promptly provide On2 with a written certification of ATKK's compliance with the foregoing.

      9.2.3 ATKK shall have no further right to market, sell or license ATKK STBs that contain the Decoder.

      9.3 Term. This agreement commence on the Effective Date, and unless earlier terminated as provided herein, continue in full force and effect perpetually.

10. Additional Terms.

      10.1 Intellectual Property Notices. ATKK will not, nor will it permit others to, remove, alter, cover or obscure any confidentiality, trade secret, proprietary or copyright notices, trademarks, proprietary, Intellectual Property Rights or other identifying marks or designs from any component of the Decoder including associated documentation and delivery media, and will replicate such notice within every copy or partial copy made.

      10.2 Force Majeure. Neither party will be liable for any delays or losses resulting from events beyond its control, such as fire, earthquake, or casualty arising out of earthquake, accidents, adverse weather conditions, war, civil disorder, or government action; provided, however, that the affected party take reasonable efforts to mitigate the effects of such events. The affected party will promptly notify the other of any such event, and the parties will meet promptly to determine appropriate resolution.

      10.3 Conflicts. In the event that any terms of this Agreement conflict with the terms of any Exhibit, the terms of this Agreement will prevail.

      10.4 Survival. The rights and obligations contained in Sections 4, 5, 6, 7, 8, 9, and 10 will survive the termination of this Agreement for any reason.

      10.5 Non-Encumbrance. ATKK will not pledge, mortgage, encumber or offer as security in any manner any part of this Agreement, any of the rights granted hereunder or any part of the Decoder, accompanying documentation, or components.

      10.6 Seizure. In the event of a pending seizure of the Decoder by a ATKK creditor, ATKK must immediately inform On2 and take all measures to have On2' Intellectual Property Rights recognized and protected. ATKK will pay all costs incurred recovering the seized materials.

      10.7 Assignment. Except as provided in this Section, neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement, without the prior written consent of the other party. Any attempted assignment or delegation by either party without the other party's prior written consent will be void and will give such other party the right to terminate this Agreement. Subject to the foregoing, this Agreement will inure to the benefit of and be binding on the respective successors and permitted assigns of the parties

      10.8 Equitable Relief. Parties hereto agree that either party will be entitled to equitable relief, including injunctive relief without the posting of any security, to prevent any breach, infringement, or further breach or infringement of any Intellectual Property Rights or unauthorized disclosure of the Decoder or Incorporated Technology. Either Party may specifically enforce such provisions or protect such rights by an action instituted in any court having competent jurisdiction and both parties hereby submit to the jurisdiction of the Federal Courts of New York in connection with any action seeking such equitable relief. Both parties acknowledge that the Decoder and Incorporated Technology has a special and unique character, giving them particular value, the loss of which cannot be reasonably or adequately compensated for in damages. Nothing will prevent ATKK from disputing the occurrence of such a breach or infringement.

      10.9 Notices. All notices and demands under this Agreement must be in writing and will be effective only if delivered by personal service, overnight courier, or certified or registered, return receipt requested United States mail, to the following addresses:
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        To On2:

        On2 Technologies, Inc.
        21 Corporate Drive, Suite 103
        Clifton Park, NY 12065
        Attn: General Counsel


        To ATKK:

        Allied Telesis
        6F TOC BUILDING 7-22-17
        NISHI-GOTANDA, SHINAGAWA-KU
        TOKYO 141-8635, JAPAN
        ATTN: Product Marketing CC: Legal and Intellectual Property

Either party may change the addresses set forth above by written notice to the other party. Notice will be effective on receipt.

      10.10 Waiver. No waiver of any provision of this Agreement will be binding unless it is in writing. No indulgence or forbearance by a party will constitute a waiver of such party's right to insist on performance in full and in a timely manner of all covenants in this Agreement. Waiver of any provision will not be deemed to waive the same provision thereafter or any other provision of this Agreement at any time.

      10.11 Entire Agreement. This Agreement constitutes the entire agreement between On2 and ATKK pertaining to the specific subject matter herein and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, express or implied.

      10.12 Amendment. This Agreement may be amended only by written agreement executed by the Parties.

      10.13 Severability. If any provision or part of any provision contained in this Agreement is found by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions or portions thereof, will not be in any way affected or impaired thereby.

      10.14 Forum and Choice of Law. This Agreement shall be interpreted, construed, and enforced in all respects in accordance with the laws of the state of New York. The parties hereby irrevocably consent to the jurisdiction of the courts of the State of New York and of any federal court located in such state in connection with any action or proceeding arising out of or relating to this Agreement

      10.15 Execution By Counterparts & Facsimile. This Agreement, and any amendment, supplement, restatement or termination of any provision, may be executed and delivered in counterparts by facsimile.

      10.16 Independent Contractors. The relationship between On2 and ATKK is that of independent contractors. Nothing in this Agreement may be construed to make either party the agent or partner of the other. Neither party may legally bind the other in any manner.
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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives effective as of the Effective Date.


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
On2 TECHNOLOGIES, INC.                    ALLIED TELESIS K.K.


By:    /s/ Doug McIntyre                  By:    /s/

       (Signature)                               (Signature)

Name:  Doug McIntyre                      Name:
                                                -------------------------------
Title: Chairman, President and CEO        Title: President
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